                                                                     Exhibit 2.1

                         UNITED STATES BANKRUPTCY COURT

                              DISTRICT OF DELAWARE

                                             )
In re:                                       )  Chapter 11
                                             )
ACE-TEXAS, INC., ACE-EAST, INC.,             )  Case No. 96-166 (PJW)
ACE-U.S., INC., ACE-SOUTH, INC.,             )
ACE-WEST, INC., ACE-CENTRAL, INC., and       )  (Jointly Administered)
SCOTT CABLE COMMUNICATIONS, INC.,            )
                                             )
        Debtors.                             )
                                             )

              DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION

                                October 31, 1996

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
INTRODUCTION.................................................................  1

ARTICLE I

DEFINITIONS..................................................................  1
             1.1   Ace-Central...............................................  1
             1.2   Ace-East..................................................  1
             1.3   Ace-South.................................................  1
             1.4   Ace-Texas.................................................  1
             1.5   Ace-US....................................................  1
             1.6   Ace-West..................................................  1
             1.7   Administrative Expense....................................  2
             1.8   Allowed Amount............................................  2
             1.9   Allowed Claim.............................................  3
             1.10  Allowed [Class Designation] Claim or Allowed
                   [Class Designation] Interest..............................  3
             1.11  Ballot....................................................  3
             1.12  Bankruptcy Code...........................................  4
             1.13  Bankruptcy Rules..........................................  4
             1.14  Business Day..............................................  4
             1.15  Cash......................................................  4
             1.16  Cash Collateral Stipulation...............................  4
             1.17  Claim.....................................................  4
             1.18  Claimant..................................................  4
             1.19  Class.....................................................  4
             1.20  Committee.................................................  4
             1.21  Confirmation Date.........................................  5
             1.22  Confirmation Order........................................  5
             1.23  Court.....................................................  5
             1.24  Debtors...................................................  5
             1.25  Deficiency Claim..........................................  5
             1.26  Disclosure Statement......................................  5
             1.27  Disputed Claim............................................  5
             1.28  Distribution..............................................  5
             1.29  Distribution Date.........................................  5
             1.30  Effective Date............................................  6
             1.31  Estates...................................................  6
             1.32  Executory Contract........................................  6
             1.33  Executory Contract Claim..................................  6
             1.34  Fee Claim.................................................  6
             1.35  Final Order...............................................  6
             1.36  Finova....................................................  6

                                TABLE OF CONTENTS
                                   (Continued)

                                                                            Page
                                                                            ----
             1.37  Holding Companies.........................................  7
             1.38  Intercompany Claim........................................  7
             1.39  Interest..................................................  7
             1.40  Junior Subordinated Note Documents........................  7
             1.41  Manager...................................................  7
             1.42  New Class A Common Stock..................................  7
             1.43  New Class B Common Stock..................................  7
             1.44  New Class C Common Stock..................................  7
             1.45  New Common Stock..........................................  7
             1.46  New Management Agreement..................................  8
             1.47  New Restructured Second Secured PIK Note..................  8
             1.48  New Restructured Second Secured PIK Note
                   Indenture.................................................  8
             1.49  New Restructured Third Secured PIK Note...................  8
             1.50  New Restructured Third Secured PIK Note
                   Indenture.................................................  8
             1.51  New Second PIK Note Indenture Trustee.....................  9
             1.52  New Third PIK Note Indenture Trustee......................  9
             1.53  Old Common Stock..........................................  9
             1.54  Petition Date.............................................  9
             1.55  Plan......................................................  9
             1.56  Post-Confirmation Credit Facility.........................  9
             1.57  Pre-Petition Indenture Trustee............................  9
             1.58  Primary Obligor...........................................  9
             1.59  Priority Claim............................................ 10
             1.60  Public Subordinated Debentures............................ 10
             1.61  Public Subordinated Debt Trust Indenture.................. 10
             1.62  Public Subordinated Interest Cash Payment................. 10
             1.63  Public Subordinated Principal Cash Payment................ 10
             1.64  Public Subordinated Refinancing Fee....................... 10
             1.65  Ratable or Ratable Share.................................. 10
             1.66  Record Date............................................... 11
             1.67  Reinstated or Reinstatement............................... 11
             1.68  Reorganization Case....................................... 11
             1.69  Reorganization Securities................................. 11
             1.70  Reorganized Debtors....................................... 11
             1.71  Reorganized Scott......................................... 11
             1.72  Schedule.................................................. 11
             1.73  Scott..................................................... 12
             1.74  Secondary Liability Claim................................. 12
             1.75  Secured Claim............................................. 12
             1.76  Secured Lenders........................................... 12
             1.77  Senior Secured Credit Agreement Documents................. 12


                                      (ii)

                                TABLE OF CONTENTS
                                   (Continued)

                                                                            Page
                                                                            ----
             1.78  Senior Secured Note Agreement Documents................... 12
             1.79  Senior Secured Subordinated Note Documents................ 13
             1.80  Special Provisions........................................ 13
             1.81  Tax Claim................................................. 13
             1.82  Taxes..................................................... 13
             1.83  Unclaimed Property........................................ 13
             1.84  Unsecured Claim........................................... 14
             1.85  Zero Coupon Subordinated Note Documents................... 14

ARTICLE II

PAYMENT OF ADMINISTRATIVE EXPENSES
  AND TAX CLAIMS............................................................. 14
             2.1   Full Payment of Administrative Expenses................... 14
             2.2   Full Payment of Tax Claims................................ 14

ARTICLE III

CLASSIFICATION OF OTHER CLAIMS AND INTERESTS ................................ 15
             3.1   Class 1 Claims............................................ 15
             3.2   Class 2 Claims............................................ 15
             3.3   Class 3 Claims............................................ 15
             3.4   Class 4 Claims............................................ 15
             3.5   Class 5 Claims............................................ 15
             3.6   Class 6 Claims............................................ 15
             3.7   Class 7 Claims............................................ 15
             3.8   Class 8 Claims............................................ 15
             3.9   Class 9 Interests......................................... 15
             3.10  Class 10 Interests........................................ 15
             3.11  Class 11 Interests........................................ 15
             3.12  Class 12 Interests........................................ 16
             3.13  Class 13 Interests........................................ 16
             3.14  Class 14 Interests........................................ 16
             3.15  Class 15 Interests........................................ 16

ARTICLE IV

TREATMENT OF CLASSES OF CLAIMS AND INTERESTS................................. 16
             4.1   Class 1 Claims (Priority Claims).......................... 16
             4.2   Class 2 Claims (Secured Claims, other than Claims
                   in Classes 3 and 4.)...................................... 16


                                      (iii)

                                TABLE OF CONTENTS
                                   (Continued)

                                                                            Page
                                                                            ----
             4.3   Class 3 Claims (Secured Claims of holders of
                   Senior Secured Credit Agreement Documents and
                   Senior Secured Note Agreement Documents).................. 17
             4.4   Class 4 Claims (Secured Claims of holders of
                   Senior Secured Subordinated Note Documents)............... 18
             4.5   Class 5 Claims (Unsecured Claims of holders of
                   Zero Coupon Subordinated Note Documents).................. 18
             4.6   Class 6 Claims (Unsecured Claims of the holders
                   of the Public Subordinated Debentures).................... 18
             4.7   Class 7 Claims (Unsecured Claims of the holders
                   of Junior Subordinated Note Documents).................... 18
             4.8   Class 8 Claims (Unsecured Claims other than
                   Claims in Classes 5 through 7)............................ 19
             4.9   Class 9 Interests (Interests in Ace-Central).............. 19
             4.10  Class 10 Interests (Interests in Ace-East)................ 19
             4.11  Class 11 Interests (Interests in Ace-South)............... 19
             4.12  Class 12 Interests (Interests in Ace-Texas)............... 19
             4.13  Class 13 Interests (Interests in Ace-US).................. 19
             4.14  Class 14 Interests (Interests in Ace-West)................ 19
             4.15  Class 15 Interests (Interests in Scott)................... 20

ARTICLE V

IDENTIFICATION OF CLAIMS AND
  EQUITY INTERESTS IMPAIRED BY THIS PLAN..................................... 20
             5.1   Unimpaired Classes........................................ 20
             5.2   Impaired Classes.......................................... 20

ARTICLE VI

MEANS OF IMPLEMENTATION OF THIS PLAN......................................... 20
             6.1   General Provisions on Implementation...................... 20
             6.2   Sources of Funding........................................ 20
             6.3   Dissolution of Holding Companies.......................... 21
             6.4   Reincorporation of Scott.................................. 21

ARTICLE VII

AMENDMENTS AND MODIFICATION.................................................. 21
             7.1   Amendment of Plan......................................... 21


                                      (iv)

                                TABLE OF CONTENTS
                                   (Continued)

                                                                            Page
                                                                            ----
ARTICLE VIII

EXECUTORY CONTRACTS.......................................................... 22
             8.1   Assumption of Executory Contracts......................... 22
             8.2   Classification of Rejection Claims........................ 23

ARTICLE IX

EFFECT OF THIS PLAN ON CLAIMS AND INTERESTS.................................. 23
             9.1   Discharge................................................. 23
                   (a)  Scope................................................ 23
                   (b)  Injunction........................................... 23
                   (c)  Release of Collateral................................ 24
                   (d)  Applicability........................................ 24
             9.2   Revesting and Vesting..................................... 24
             9.3   Release of Primary Obligors............................... 25
             9.4   Compromise of Default-Rate Interest Claim and
                   Release of Secured Lenders................................ 25
             9.5   Retention and Enforcement of Claims....................... 26
             9.6   Enforcement of Subordination Agreements................... 26
             9.7   Distributions of Cash..................................... 26
             9.8   Claims and Interests Objections........................... 26
             9.9   Claims Reserve for Disputed Claims........................ 27
                   (a)  Establishment of Reserve............................. 27
                   (b)  Investment of Reserve Funds.......................... 27
                   (c)  Payments of Subsequently Allowed Claims.............. 27
                   (d)  Return of Reserve to Debtor.......................... 27
             9.10  Unclaimed Distributions................................... 27
             9.11  Special Provisions Relating to Distributions to
                   Holders of Public Subordinated Debentures................. 28

ARTICLE X

NEW COMMON STOCK AND CORPORATE GOVERNANCE PROVISIONS
  RELATING TO REORGANIZED SCOTT.............................................. 30
             10.1  Articles or Certificates of Incorporation................. 30
             10.2  Issuance of New Common Stock.............................. 30
             10.3  Voting Rights............................................. 30
             10.4  Board of Directors........................................ 31
             10.5  Compensation and Indemnifications of Directors............ 31
             10.6  Convertibility............................................ 32
             10.7  Transfer of Reorganization Securities..................... 32
             10.8  Registration of New Class A Common Stock.................. 32


                                       (v)

                                TABLE OF CONTENTS
                                   (Continued)

                                                                            Page
                                                                            ----
             10.9  Charter Amendments........................................ 33

ARTICLE XI

CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS PLAN........................... 33
             11.1  Conditions Precedent...................................... 33
             11.2  Effect of Nonoccurrence of the Conditions to
                   Effectiveness............................................. 33

ARTICLE XII

POST-CONFIRMATION OPERATIONS AND MANAGEMENT.................................. 34
             12.1  Pre-Effective Date Management............................. 34
             12.2  New Management Agreement.................................. 34

ARTICLE XIII

ADMINISTRATIVE PROVISIONS.................................................... 34
             13.1  Retention of Jurisdiction................................. 34
             13.2  Governing Law............................................. 36
             13.3  Corporate Action.......................................... 37
             13.4  Effectuating Documents and Further Transactions........... 37
             13.5  Grace Period.............................................. 37
             13.6  Limitation of Liability................................... 37
             13.7  Successors and Assigns.................................... 38
             13.8  Confirmation Order and Plan Control....................... 38
             13.9  Committee................................................. 38
             13.10 Rules of Construction..................................... 38
                   (a)  Undefined Terms...................................... 38
                   (b)  Miscellaneous Rules.................................. 38


                                      (vi)

                                  INTRODUCTION

      These reorganization cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the United States Bankruptcy Court for the District of Delaware. The Debtors propose the following joint plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code.

                                    ARTICLE I

                                   DEFINITIONS

      For the purposes of this Plan, the following terms shall have the meanings set forth below, and such meanings shall be equally applicable to the singular and plural forms of the terms defined, unless the context otherwise requires.

      1.1 Ace-Central means Ace-Central, Inc., a Delaware corporation and the Debtor in Case No. 96-171 (PJW).

      1.2 Ace-East means Ace-East, Inc., a Delaware corporation and the Debtor in Case No. 96-167 (PJW).

      1.3 Ace-South means Ace-South, Inc., a Delaware corporation and the Debtor in Case No. 96-169 (PJW).

      1.4 Ace-Texas means Ace-Texas, Inc., a Delaware corporation and the Debtor in Case No. 96-166 (PJW).

      1.5 Ace-US means Ace-U.S., Inc., a Delaware corporation and the Debtor in Case No. 96-168 (PJW).

      1.6 Ace-West means Ace-West, Inc., a Delaware corporation and the Debtor in Case No. 96-170 (PJW).

      1.7 Administrative Expense means a Claim for payment of costs or expenses of administration as specified in section 507(a)(1) of the Bankruptcy Code, including, without limitation: (a) the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services rendered); (b) compensation for legal and other services and reimbursement of expenses awarded pursuant to section 330(a) or 331 of the Bankruptcy Code; and
(c) all fees and charges assessed against the Estates pursuant to section 1930 of title 28 of the United States Code.

      1.8 Allowed Amount means

            (a) with respect to an Administrative Expense other than an Executory Contract Claim, (i) if the Claim is a Fee Claim, the amount of such Fee Claim that has been approved by a Final Order of the Court, or (ii) if the Claim is based on indebtedness or obligations incurred in the ordinary course of business of the Debtors, the amount of such Claim that has been agreed to by the Debtors and such Claimant, failing which, the amount thereof as fixed by a Final Order of the Court;

            (b) with respect to a Tax Claim, the amount of such Claim that has been or which may be agreed to by the Debtors and such Claimant, failing which, the amount thereof as fixed by a Final Order of the Court;

            (c) with respect to an Executory Contract Claim, the amount of such Claim as determined in accordance with the procedures set forth in Section 8.1 of this Plan;

            (d) with respect to a Priority Claim, a Secured Claim or an Unsecured Claim, (i) if the holder of such Claim did not file proof thereof with the Court within the applicable period of time fixed by the Court pursuant to Rule 3003(c)(3) of the Bankruptcy Rules, (A) the amount of such Claim as listed in the Schedules, so long as such Claim is not listed as disputed, contingent or unliquidated, or (B) $0 if such Claim is listed in the Schedules as disputed, contingent or unliquidated; (ii) if the holder of such Claim has filed proof thereof with the Court within the applicable period of time fixed by the Court pursuant to Rule 3003(c)(3) of the Bankruptcy Rules, (A) the amount stated in such proof if no objection to such proof of Claim was interposed within the applicable period of time as fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Court, or (B) the amount thereof as fixed by Final Order of the Court if an objection to such proof was interposed within the applicable period of time fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Court; or (iii) the amount thereof as fixed by this Plan; and

            (e) with respect to any Interest in any of the Debtors, (i) if the holder of such Interest did not file proof thereof with the Court within the applicable period of time fixed by the Bankruptcy Court pursuant to Rule 3003(c)(3) of the Bankruptcy Rules, the amount of such Interest as listed in the Schedules, so long as such Interest is not listed as disputed, contingent or unliquidated, or (ii) if the holder of such Interest has filed proof thereof with the Court within the applicable period of time fixed by the Court pursuant to Rule 3003(c)(3) of the Bankruptcy Rules, (A) the amount stated in such proof if no objection to such proof of Interest was interposed within the applicable period of time fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Court, or (B) the amount thereof as fixed by Final Order of the Court if an objection to such proof was interposed within the applicable period of time fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Court.

      1.9 Allowed Claim or Allowed Interest means any Claim or Interest for which an Allowed Amount has been determined.

      1.10 Allowed [Class Designation] Claim or Allowed [Class Designation] Interest means an Allowed Claim or an Allowed Interest in the specified Class.

      1.11 Ballot means the ballot distributed to each Claimant and holder of an Interest on which ballot such Claimant or Interestholder may (a) vote for or against this Plan, and (b) in the case of holders of Claims in Classes 3 and 4, designate acceptance of the offer and compromise set forth in Section 9.4 of this Plan.

      1.12 Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq., as now in effect or hereafter amended to the extent such amendment is applicable to the Debtors' Reorganization Cases.

      1.13 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure and the local rules of the Court as now in effect or hereafter amended to the extent such amendment is applicable to the Reorganization Cases.

      1.14 Business Day means any day except a Saturday, Sunday, or "legal holiday" as such term is defined in Bankruptcy Rule 9006(a).

      1.15 Cash means cash and cash equivalents, including but not limited to bank deposits, checks, and other similar terms.

      1.16 Cash Collateral Stipulation means the Stipulation and Final Order Regarding Limited Use of Collateral by Debtors and Granting Adequate Protection to Canadian Imperial Bank of Commerce, National Bank of Canada, Merrill Lynch, Pierce, Ferrer & Smith Incorporated, CIG & Co., New England Mutual Life Insurance Company, The Mutual Life Insurance Company of New York, and MONY Life Insurance Company of America, dated February 22, 1996, as amended or modified.

      1.17 Claim means a claim against a Debtor as such term is defined in section 101(5) of the Bankruptcy Code.

      1.18 Claimant means the holder of an Allowed Claim.

      1.19 Class means a group of Claims or Interests substantially similar to each other as classified under this Plan.

      1.20 Committee means the Official Creditors' Committee appointed in the Reorganization Cases.

      1.21 Confirmation Date means the date the Court enters the Confirmation Order on its docket.

      1.22 Confirmation Order means the order of the Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

      1.23 Court means the United States Bankruptcy Court for the District of Delaware, or any other court exercising competent jurisdiction over any or all of the Reorganization Cases or any proceeding therein.

      1.24 Debtors means collectively Ace-Central, Ace-East, Ace-South, Ace-Texas, Ace-US, Ace-West, and Scott (each of the Debtors is individually referred to herein as a Debtor.)

      1.25 Deficiency Claim means, with respect to a Secured Claim, a Claim in the amount equal to the difference between the Allowed Amount of a Claim and the amount of such Claim which is an Allowed Secured Claim.

      1.26 Disclosure Statement means the Disclosure Statement, dated of even date herewith, that relates to this Plan and is approved by the Court pursuant to section 1125 of the Bankruptcy Code, as such Disclosure Statement may be amended, modified, or supplemented (and all exhibits and schedules annexed thereto or referred to therein.)

      1.27 Disputed Claim means a Claim against the Debtors, the allowance of which, in whole or in part, is the subject of a timely objection interposed by the Debtors, the Reorganized Debtors or a party in interest, which objection has not been settled.

      1.28 Distribution means the distribution in accordance with this Plan of:
(a) Cash; or (b) Reorganization Securities, as the case may be.

      1.29 Distribution Date means the date Distributions are made pursuant to this Plan.

      1.30 Effective Date means 11:00 a.m., Eastern time (when a specific time is contemplated), on a Business Day selected by the Debtors, on or after the date each of the conditions set forth in Section 11.1 hereof has been satisfied or waived as set forth therein.

      1.31 Estates means the relevant estate created in each of the Reorganization Cases by section 541 of the Bankruptcy Code.

      1.32 Executory Contract means any of the contracts and unexpired leases to which a Debtor is a party and was a party as of the Petition Date and which is an executory contract or unexpired lease within the meaning of section 365 of the Bankruptcy Code.

      1.33 Executory Contract Claim means any Claim entitled to payment as cure for or compensation in respect of a pecuniary loss directly resulting from the occurrence of a default existing under and pursuant to an Executory Contract heretofore or hereafter assumed by the Debtors pursuant to sections 365 or 1123(b)(2) of the Bankruptcy Code (and specifically shall not mean or include any Claims which arose or arises as a result of any Debtor's rejection of an Executory Contract pursuant to sections 365 or 1123(b)(2) of the Bankruptcy
Code).

      1.34 Fee Claim means an Administrative Expense under applicable provisions of the Bankruptcy Code in respect of compensation and reimbursement of expenses of (a) professionals retained by the Debtors or the Committee in the Reorganization Cases or (b) creditors and other parties in interest seeking a claim for making a substantial contribution in the Reorganization Cases.

      1.35 Final Order means an order or judgment of the Court as entered on the docket of such court that has not been reversed, stayed, modified, or amended, and as to which: (a) the time to appeal, seek review or rehearing, or petition for certiorari has expired and no timely-filed appeal or petition for review, rehearing, remand, or certiorari is pending; or (b) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

      1.36 Finova means FINOVA Capital Corporation.

      1.37 Holding Companies means collectively, Ace-Central, Ace-East, Ace-South, Ace-Texas, Ace-US and Ace-West.

      1.38 Intercompany Claim means a Claim of any Debtor against any other Debtor.

      1.39 Interest means an equity security, within the meaning of section 101(16) of the Bankruptcy Code, in a Debtor.

      1.40 Junior Subordinated Note Documents means, collectively, the Note Purchase Agreement dated as of January 19, 1988 between Scott and the lenders listed therein, as amended, and the Junior Subordinated Notes due 2003 issued pursuant thereto by Scott and all other documents, instruments, and agreements relating thereto.

      1.41 Manager means Scott Cable Management Company, Inc.

      1.42 New Class A Common Stock means the Class A common shares of Reorganized Scott which shares are to be issued on the Effective Date and distributed in the manner provided by this Plan.

      1.43 New Class B Common Stock means the Class B common shares of Reorganized Scott all of which shares are to be issued on the Effective Date and distributed in the manner provided by this Plan.

      1.44 New Class C Common Stock means the Class C common shares of Reorganized Scott all of which shares are to be issued on the Effective Date and distributed in the manner provided by this Plan.

      1.45 New Common Stock means collectively, the New Class A Common Stock, the New Class B Common Stock, and the New Class C Common Stock.

      1.46 New Management Agreement means the New Management Agreement to be entered into between, among others, Reorganized Scott and the Manager.

      1.47 New Restructured Second Secured PIK Note means the new secured subordinated promissory notes to be issued by Reorganized Scott to the holders of the Class 6 claim in substantially the form set forth in the New Restructured Second Secured PIK Note Indenture. The New Restructured Second Secured PIK Notes shall: (i) be in the initial aggregate principal amount of $49,500,000, (ii) pay interest semi-annually through the issuance of additional New Restructured Second Secured PIK Notes at the rate of 15% per annum on the unpaid principal balance, (iii) mature five (5) years and three (3) months from the Effective Date, subject to acceleration upon the occurrence of certain events, and (iv) be secured by a lien on all of the assets of Scott, which lien shall be subordinate to the lien to be granted pursuant to the Post-Confirmation Credit Facility.

      1.48 New Restructured Second Secured PIK Note Indenture means the New Restructured Second Secured Subordinated PIK Note Indenture between Reorganized Scott and the New Second PIK Note Indenture Trustee, which governs the terms and rights of holders of New Restructured Second Secured PIK Notes.

      1.49 New Restructured Third Secured PIK Note means the new promissory note to be issued by Reorganized Scott to the holders of the Class 6 and 7 claims in substantially the form set forth in the New Restructured Third Secured PIK Note Indenture. The New Restructured Third Secured PIK Note shall: (i) be in the initial aggregate principal amount of $38,925,797, (ii) pay interest semi-annually through the issuance of additional New Restructured Third Secured PIK Notes at the rate of 16% per annum on the unpaid principal balance, (iii) mature five (5) years and seven (7) months from the Effective Date, subject to acceleration upon the occurrence of certain events, and (iv) be secured by a lien on all of the assets of Scott, which lien shall be subordinate to the liens granted to the holders of the (a) Post-Confirmation Credit Facility, and (b) holders of the New Restructured Second Secured PIK Note.

      1.50 New Restructured Third Secured PIK Note Indenture means the New Restructured Third Secured Subordinated PIK Note Indenture between Reorganized Scott and the

New Third PIK Note Indenture Trustee, which governs the terms and rights of holders of the New Restructured Third Secured PIK Notes.

      1.51 New Second PIK Note Indenture Trustee means the Indenture Trustee under the New Restructured Second Secured PIK Note Indenture.

      1.52 New Third PIK Note Indenture Trustee means the Indenture Trustee under the New Restructured Third Secured PIK Note Indenture.

      1.53 Old Common Stock means the stock of a specified Debtor issued and outstanding as of the Confirmation Date.

      1.54 Petition Date means February 14, 1996.

      1.55 Plan means this Second Amended Joint Plan of Reorganization for each of the Debtors together with any amendments or modifications thereto as the Debtors may file hereafter (such amendments or modifications only being effective if approved by order of the Court).

      1.56 Post-Confirmation Credit Facility means the credit facility evidenced by the loan agreement and related documents between Reorganized Scott and Finova which shall become effective on the Effective Date and which shall provide for loans of $67.5 million through a term loan of $57.5 million and a revolving loan commitment of $10 million secured by a first lien on (i) all of the assets of Reorganized Scott and (ii) all of the New Common Stock.

      1.57 Pre-Petition Indenture Trustee means Texas Commerce Bank, as Indenture Trustee under the Public Subordinated Debt Trust Indenture, or its successor(s).

      1.58 Primary Obligor means a Debtor or non-Debtor affiliate that has incurred a Claim for which a Secondary Liability Claim is also asserted against a Debtor.

      1.59 Priority Claim means any Allowed Claim, entitled to priority pursuant to section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; or (b) a Tax Claim.

      1.60 Public Subordinated Debentures means the 12 1/4% Subordinated Debentures Due 2001 issued by Scott Cable Communications, Inc. pursuant to the Public Subordinated Debt Trust Indenture.

      1.61 Public Subordinated Debt Trust Indenture means the Indenture dated as of March 15, 1986, between Scott Cable Communications, Inc. and MBank Dallas, National Association (subsequently succeeded by Texas Commerce Bank), as Trustee, pursuant to which the outstanding 12 1/4% Subordinated Debentures due 2001, were issued, as amended or supplemented.

      1.62 Public Subordinated Interest Cash Payment means the Cash payment in the aggregate sum of $5,087,153 to be made to the holders of Class 6 Claims on the Effective Date.

      1.63 Public Subordinated Principal Cash Payment means the Cash payment in the aggregate sum of $500,000 to be made to the holders of Class 6 Claims on the Effective Date.

      1.64 Public Subordinated Refinancing Fee means the Cash payment in the aggregate sum of $500,000 to be made to the holders of Class 6 Claims on the Effective Date.

      1.65 Ratable or Ratable Share means a number (expressed as a percentage) equal to the proportion that an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount or number of: (a) Allowed Claims or the Allowed Interests, as the case may be; plus (b) Disputed Claims (in their aggregate face amount) or Disputed Interests, as the case may be, in such Class as of the date of determination.

      1.66 Record Date means (a) for voting on the Plan, the date of entry of the order approving the Disclosure Statement or such other date as the Court in its discretion shall set and (b) for any Distribution under this Plan, the Confirmation Date.

      1.67 Reinstated or Reinstatement means leaving unaltered the legal, equitable, and contractual rights to which a Claim entitles the holder of such Claim in accordance with section 1124 of the Bankruptcy Code, including: (a) curing all pre-petition and post petition defaults other than defaults relating to the insolvency or financial condition of a Debtor or its status as a debtor under the Bankruptcy Code; (b) reinstating the maturity date of the Claim; and
(c) compensating the holder of such Claim for damages incurred as a result of its reasonable reliance on a provision allowing the Claim's acceleration. Notwithstanding the immediately preceding sentence and section 1124 of the Bankruptcy Code, a Claim shall be treated as Reinstated hereunder if the holder thereof waives or modifies any covenant contained in the writing evidencing the relevant Claim to make such covenant consistent with the restructured covenants.

      1.68 Reorganization Case means the chapter 11 case of each Debtor pending before the Court.

      1.69 Reorganization Securities means, collectively: the New Common Stock, the New Restructured Second Secured PIK Note and the New Restructured Third Secured PIK Note.

      1.70 Reorganized Debtors means each Debtor or its successor corporation, on and after the Effective Date, as reorganized pursuant to this Plan.

      1.71 Reorganized Scott means Scott, or a successor corporation, on and after the Effective Date, as reorganized pursuant to this Plan.

      1.72 Schedule means a Debtor's schedule of assets and liabilities, as may be amended, filed with the Court pursuant to section 1106(a)(2) of the Bankruptcy Code.

      1.73 Scott means Scott Cable Communications, Inc., a Texas Corporation, and the Debtor in Case No. 96-172 (PJW).

      1.74 Secondary Liability Claim means a Claim (other than an Intercompany Claim) that arises from a Debtor being liable as a guarantor of, or otherwise jointly, severally or secondarily liable for, any contractual, tort or other obligation of or with another Debtor or non-Debtor affiliate, including any Claim based upon: (a) guarantees of payment, collection or performance; (b) indemnity bonds, obligations to indemnify, obligations to hold harmless or for contribution; (c) performance bonds; (d) contingent liabilities arising out of contractual obligations or out of undertakings (including any assignment or other transfer) with respect to leases, operating agreements, management contracts or other similar obligations made or given by a Debtor relating to the performance of a Debtor or non-Debtor affiliate; (e) vicarious liability; or (f) any other joint or several liability that any Debtor may have in respect of any obligation that is the basis of a Claim.

      1.75 Secured Claim means a Claim secured by a lien on the property of a Debtor, which lien is not subject to avoidance under the Bankruptcy Code or other applicable non-bankruptcy laws, as determined in accordance with section 506(a) of the Bankruptcy Code.

      1.76 Secured Lenders means the holders of Claims in Classes 3 and 4 of this Plan.

      1.77 Senior Secured Credit Agreement Documents means, collectively, (i) the Amended and Restated Credit Agreement dated as of June 30, 1993 among Scott and the lenders listed therein or their successors and assigns (collectively, the "Bank Lenders"), (ii) the amended and restated promissory notes issued pursuant thereto by Scott to the Bank Lenders, (iii) the Security Documents (as defined in the Amended and Restated Credit Agreement), and (iv) any and all other documents, instruments and agreements relating to the foregoing including the Cash Collateral Stipulation.

      1.78 Senior Secured Note Agreement Documents means, collectively, (i) the separate Amended and Restated Note Agreements each dated as of June 30, 1993 between Scott and the note purchasers named therein, (ii) the Series A Senior Secured Notes due 1995, Series B Senior Secured Notes due 1995, Series C Senior Secured Notes due 1995, and Series D Senior Secured Notes due 1995, and (iii) the Security Documents (as defined in the Amended Restated Note Agreements), and (iv) any and all other documents, instruments and agreements relating to the foregoing including the Cash Collateral Stipulation.

      1.79 Senior Secured Subordinated Note Documents means, collectively, the
(i) Amended and Restated Note Agreements each dated as of June 30, 1993 among Scott and the lenders listed therein and the Senior Subordinated Notes due 1996 issued pursuant thereto by Scott to the lenders listed therein and (ii) any and all other documents, instruments and agreements relating thereto including the Cash Collateral Stipulation.

      1.80 Special Provisions has the meaning ascribed to such term in Section
10.3 hereof.

      1.81 Tax Claim means a Claim, entitled to priority pursuant to section 507(a)(7) of the Bankruptcy Code.

      1.82 Taxes means all taxes, charges, fees, levies, imposts, or other assessments by any federal, state, local, or foreign taxing authority including, without limitation, income, excise, property, sales, transfer, employment, payroll, franchising, profits, license, use, ad valorem, estimated severance, stamp, occupation, and withholding taxes. Such term shall include any interest, penalties, or additions attributable to, imposed on, or with respect to such assessments.

      1.83 Unclaimed Property means any Cash and Reorganization Securities unclaimed on or after the first anniversary of the Effective Date. Unclaimed Property shall include: (a) checks (and the funds represented thereby) and Reorganization Securities, mailed to a Claimant and returned as undeliverable without a proper forwarding address; (b) funds for uncashed checks; and (c) checks (and the funds represented thereby) and Reorganization Securities not mailed or delivered because no address to mail such property was available.

      1.84 Unsecured Claim means any Claim other than an Administrative Expense, Priority Claim, Tax Claim or Secured Claim.

      1.85 Zero Coupon Subordinated Note Documents means, collectively, the Amended and Restated Zero Coupon Subordinated Notes due March 15, 1996, dated July 8, 1993 issued by Scott to the lenders listed therein and any and all other documents, instruments and agreements relating thereto.

                                   ARTICLE II

                       PAYMENT OF ADMINISTRATIVE EXPENSES
                                 AND TAX CLAIMS

      2.1 Full Payment of Administrative Expenses. Each holder of an Administrative Expense shall be paid the Allowed Amount of such Administrative Expense in Cash on or before the Effective Date or upon such other terms as may be agreed on between any holder of an Administrative Expense and the Debtors; provided, however, that (a) the Allowed Amount of an Administrative Expense representing actual, necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the business of the Debtors (such as wages, salaries, or commissions for services rendered) shall be assumed and paid or performed by the Reorganized Debtors in accordance with the terms and conditions of any agreements relating thereto or in the ordinary course of business, except as may be otherwise provided herein, and (b) the Allowed Amount of Fee Claims shall be paid in full no later than fifteen (15) days after the entry of an order allowing such Fee Claim.

      2.2 Full Payment of Tax Claims. Each holder of a Tax Claim shall be paid in Cash on the Effective Date the Allowed Amount of such Tax Claim.

                                   ARTICLE III
                  CLASSIFICATION OF OTHER CLAIMS AND INTERESTS

      3.1 Class 1 Claims. This Class consists of all Priority Claims.

      3.2 Class 2 Claims. This Class consists of all Secured Claims, other than the Claims described in Classes 3 and 4.

      3.3 Class 3 Claims. This Class consists of the Claims arising out of the Senior Secured Credit Agreement Documents and the Senior Secured Note Agreement Documents.

      3.4 Class 4 Claims. This Class consists of the Claims arising out of the Senior Secured Subordinated Note Documents.

      3.5 Class 5 Claims. This Class consists of the Claims arising out of the Zero Coupon Subordinated Note Documents.

      3.6 Class 6 Claims. This Class consists of the Claims arising out of the Public Subordinated Debentures.

      3.7 Class 7 Claims. This Class consists of the Claims arising out of the Junior Subordinated Note Documents.

      3.8 Class 8 Claims. This Class consists of all Unsecured Claims (including Deficiency Claims), other than the Claims described in Classes 5 through 7.

      3.9 Class 9 Interests. This Class consists of all Interests in
Ace-Central.

      3.10 Class 10 Interests. This Class consists of all Interests in Ace-East.

      3.11 Class 11 Interests. This Class consists of all Interests in
Ace-South.

      3.12 Class 12 Interests. This Class consists of all Interests in
Ace-Texas.

      3.13 Class 13 Interests. This Class consists of all Interests in Ace-US.

      3.14 Class 14 Interests. This Class consists of all Interests in Ace-West.

      3.15 Class 15 Interests. This Class consists of all Interests in Scott.

                                   ARTICLE IV

                  TREATMENT OF CLASSES OF CLAIMS AND INTERESTS

      4.1 Class 1 Claims (Priority Claims). Each holder of a Priority Claim shall be paid the Allowed Amount of such Priority Claim in Cash on the Effective Date, or on such other terms as may be agreed on between any holder of such Priority Claim and the Debtors.


      4.2 Class 2 Claims (Secured Claims, other than Claims in Classes 3 and 4.) At the option of the Debtors against which the Class 2 Claim is asserted, each holder of an Allowed Class 2 Claim shall be treated in one of the four following manners:

            (a) The Debtors shall leave unaltered such holder's legal, equitable and contractual rights with respect to such Secured Claim;

            (b) Notwithstanding any contractual provisions or applicable law that entitles the holder of such Secured Claim to demand or receive accelerated payment of such Secured Claim after the occurrence of a default, on the Effective Date the Debtors shall (i) cure any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, (ii) reinstate the maturity of such Secured Claim as such maturity existed before such default, (iii) compensate the holder of such Secured Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and (iv) execute a written undertaking in favor of such holder, whereby the Reorganized Debtor assumes such Secured Claim;

            (c) The holder thereof shall be paid the Allowed Amount of its Secured Claim in Cash on the Effective Date with any Deficiency Claim treated as a Class 8 Claim; or

            (d) The holder thereof shall have its collateral returned in full satisfaction of its Secured Claim with any Deficiency Claim treated as a Class 8 Claim.

      Notwithstanding the foregoing, the holder of an Allowed Class 2 Claim may receive such less favorable treatment as may be agreed upon, in writing, by each such holder and the Debtor against which the Class 2 Claim is asserted. Unless a Debtor gives written notice to a holder of a Class 2 Claim at least ten (10) days prior to the Confirmation Date that it has elected to treat such Class 2 Claim pursuant to subsection (a), (c) or (d) of this Section 4.2, the Debtors shall be deemed to have elected to treat such Class 2 Claim pursuant to subsection (b) of this Section 4.2. A copy of any notice given pursuant to the immediately preceding sentence shall also be given to the Committee concurrently with its delivery to the holder of such Class 2 Claim.

      4.3 Class 3 Claims (Secured Claims of holders of Senior Secured Credit Agreement Documents and Senior Secured Note Agreement Documents). In full satisfaction of the Allowed Class 3 Claims, each holder thereof, or its designated agent or representative, shall receive Cash (by wire transfer in immediately available funds) on the Effective Date in the amount of its respective Allowed Claim. In the event of a dispute between the Debtors and the holder of a Class 3 Claim as to the amount of its Allowed Class 3 Claim, a reserve in the amount of the portion of the Claim that is in dispute shall be established by the Debtors subject to the terms and provisions of Section 9.9 of this Plan.

      4.4 Class 4 Claims (Secured Claims of holders of Senior Secured Subordinated Note Documents). In full satisfaction of the Allowed Class 4 Claims, each holder thereof, or its designated agent or representative, shall receive Cash (by wire transfer in immediately available funds) on the Effective Date in the amount of its respective Allowed Claim. In the event of a dispute between the Debtors and the holder of a Class 4 Claim as to the amount of its Allowed Claim 4 Claim, a reserve in the amount of the portion of the Claim that is in dispute shall be established by the Debtors subject to the terms and provisions of Section 9.9 of this Plan.

      4.5 Class 5 Claims (Unsecured Claims of holders of Zero Coupon Subordinated Note Documents). In full satisfaction of the Allowed Class 5 Claims, each holder thereof, shall receive Cash on the Effective Date in the amount of its respective Allowed Claim.

      4.6 Class 6 Claims (Unsecured Claims of the holders of the Public Subordinated Debentures). In full satisfaction of the Allowed Class 6 Claims, each holder thereof shall receive (subject to the provisions of Sections 9.11 and 10.7 hereof) on the Effective Date (a) its Ratable Share of the Public Subordinated Interest Cash Payment, (b) its Ratable Share of the Public Subordinated Principal Cash Payment, (c) its Ratable Share of the Public Subordinated Refinancing Fee, (d) a negotiable certificate representing each holders' Ratable Share of its undivided interest in the New Restructured Second Secured PIK Notes and all of the New Class C Common Stock, and (e) a negotiable certificate representing each holders' Ratable Share of its undivided interest in fifteen (15%) percent of the New Restructured Third Secured PIK Notes.

      4.7 Class 7 Claims (Unsecured Claims of the holders of Junior Subordinated Note Documents). In full satisfaction of the Allowed Class 7 Claims, each holder thereof shall receive on the Effective Date (a) a negotiable certificate representing each holders' Ratable Share of its undivided interest in eighty-five (85%) percent of the New Restructured Third Secured PIK Notes and
(b) its Ratable Share of all of the New Class B Common Stock.

      4.8 Class 8 Claims (Unsecured Claims other than Claims in Classes 5 through 7) In full satisfaction of the Allowed Class 8 Claims, each holder thereof shall receive Cash on the Effective Date in the amount of their respective Allowed Claim.

      4.9 Class 9 Interests (Interests in Ace-Central). In full satisfaction of such Interests, each holder of an Allowed Class 9 Interest shall receive on the Effective Date its Ratable Share of the Distribution to be paid to Ace-Central from Scott pursuant to Section 4.15 of this Plan.

      4.10 Class 10 Interests (Interests in Ace-East). In full satisfaction of such Interests, each holder of an Allowed Class 10 Interest shall receive its Ratable Share of the Distribution to be paid to Ace-East from Scott pursuant to
Section 4.15 of this Plan.

      4.11 Class 11 Interests (Interests in Ace-South). In full satisfaction of such Interests, each holder of an Allowed Class 11 Interest shall receive on the Effective Date its Ratable Share of the Distribution to be paid to Ace-South from Scott pursuant to Section 4.15 of this Plan.

      4.12 Class 12 Interests (Interests in Ace-Texas). In full satisfaction of such Interests, each holder of an Allowed Class 12 Interest shall receive on the Effective Date its Ratable Share of the Distribution to be paid to Ace-Texas from Scott pursuant to Section 4.15 of this Plan.

      4.13 Class 13 Interests (Interests in Ace-US). In full satisfaction of such Interests, each holder of an Allowed Class 13 Interest shall receive on the Effective Date its Ratable Share of the Distribution to be paid to Ace-US from Scott pursuant to Section 4.15 of this Plan.

      4.14 Class 14 Interests (Interests in Ace-West). In full satisfaction of such Interests, each holder of an Allowed Class 14 Interest shall receive on the Effective Date its Ratable Share of the Distribution to be paid to Ace-West from Scott pursuant to Section 4.15 of this Plan.

      4.15 Class 15 Interests (Interests in Scott). In full satisfaction of such Interests, each holder of an Allowed Class 15 Interest shall receive on the Effective Date its Ratable Share of $100, which sum shall be distributed to the holders of Allowed Interests in the Holding Companies in accordance with Sections 4.9 through 4.14 of this Plan. On the Effective Date, all Interests in Scott which existed prior to the Effective Date shall be deemed cancelled.

                                    ARTICLE V

                          IDENTIFICATION OF CLAIMS AND
                     EQUITY INTERESTS IMPAIRED BY THIS PLAN

      5.1 Unimpaired Classes. Claims in Class 1 are not impaired under this Plan and are deemed to have accepted this Plan.

      5.2 Impaired Classes. Claims in Classes 2 through 8 and Interests in Classes 9 through 15 are classified as impaired under this Plan and, consequently, are entitled to vote to accept or reject this Plan.
Notwithstanding the foregoing, the Debtors reserve the right to assert that the holders of Claims in Classes 2, 3, 4, 5, and 8 are not impaired and, consequently, are not entitled to vote to accept or reject this Plan.

                                   ARTICLE VI

                      MEANS OF IMPLEMENTATION OF THIS PLAN

      6.1 General Provisions on Implementation. This Plan shall be implemented through the transactions set forth herein, including (a) the issuance and delivery of the Reorganization Securities, the other Distributions to creditors and holders of Interests required by Article IV, (b) the transactions required by Article XI hereof; and (c) the execution of the New Management Agreement.

      6.2 Sources of Funding. The funds and other consideration necessary to pay Allowed Claims and the Allowed Amount of Administrative Expenses shall be generated from: (i) Cash on hand including, without limitation, all cash collateral (as such term is defined in section

363(a) of the Bankruptcy Code); (ii) the issuance of the Reorganization Securities; and (iii) the Post-Confirmation Credit Facility.

      6.3 Dissolution of Holding Companies. On or promptly after the Effective Date, each of the Holding Companies shall file and seek to obtain appropriate certificates of dissolution with the appropriate governmental authorities under applicable law.

      6.4 Reincorporation of Scott. On the Effective Date, Scott shall be reincorporated under the General Corporation Laws of the State of Delaware by being merged into a wholly-owned subsidiary formed for this purpose. In the event, however, the Debtors determine that the merger or reincorporation violates any franchise or other agreement with third-parties, Reorganized Scott will remain a Texas corporation. In either event, after the Effective Date, the only Interests in Reorganized Scott shall be the New Common Stock.

                                   ARTICLE VII

                           AMENDMENTS AND MODIFICATION

      7.1 Amendment of Plan. The Debtors reserve the right to amend and modify this Plan prior to the Confirmation Date in any manner they determine is necessary to obtain confirmation of this Plan, to the extent permitted by the Bankruptcy Code, the Bankruptcy Rules and the Court. To the extent permitted by the Bankruptcy Code, the Bankruptcy Rules and the Court, such amendments may be made at the hearing on confirmation of this Plan without further notice to any party in interest except for an announcement in open court made on the record at such hearing. After the Confirmation Date, the Debtors may, upon order of the Court, in accordance with section 1127(b) of the Bankruptcy Code, remedy any defects, or omissions or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purposes and intent of this Plan.

                                  ARTICLE VIII

                               EXECUTORY CONTRACTS

      8.1 Assumption of Executory Contracts. On the Effective Date, all Executory Contracts of each Debtor shall be deemed assumed on the Confirmation Date, except: (a) any Executory Contracts that are the subject of separate motions to reject filed pursuant to section 365 of the Bankruptcy Code by any of the Debtors before the entry of the Confirmation Order; and (b) Executory Contracts listed in the "Schedule of Rejected Executory Contracts" to be filed by the Debtors with the Court and served on the Committee and all parties listed therein no less than twenty (20) days prior to the scheduled hearing on confirmation of this Plan. The Debtors shall also file with the Court and serve upon the Committee and each party listed therein a "Schedule of Assumed Executory Contracts" to be filed no later than twenty (20) days prior to the scheduled hearing on confirmation of this Plan. Such schedule shall contain the name of each party to an Executory Contract assumed by the Plan and a statement of the amount of such party's Executory Contract Claim, if any. The Debtors' failure to list any specific Executory Contract on the "Schedule of Assumed Executory Contracts" shall not affect the assumption of such Executory Contract. Unless an objection to assumption of an Executory Contract or a statement as to the amount of a party's Executory Contract Claim is filed with the Court at least five (5) days prior to the scheduled hearing on confirmation of this Plan, all conditions precedent to the assumption of the Executory Contracts assumed under this Plan shall be deemed to have been satisfied upon the payment by the Debtors on the Effective Date of the Executory Contract Claim reflected in the Schedule of Assumed Executory Contracts. If a party objects to assumption of an Executory Contract or files with the Court a statement as to the amount of such party's Executory Contract Claim and the amount of such Executory Contract Claim is disputed by the Debtors, all requirements of section 365 of the Bankruptcy Code with respect to the assumption by the Debtors of such Executory Contract shall be deemed to have been satisfied in full upon the payment by the Debtors of the Allowed Amount of such party's Executory Contract Claim promptly after entry of a Final Order approving the assumption of the Executory Contract and/or determining the Allowed Amount of such Executory Contract Claim, provided that in any event, the Debtors must have otherwise remained in compliance with the terms of such Executory Contract between the date such objections or statements were due to be filed (or, if later, the date of any Court determination as to the Debtor's obligations in connection with the assumption of an Executory Contract) and the date on which assumption actually occurs. The claim arising from the rejection of Executory Contracts listed on the Schedule of Rejected Executory Contracts shall be filed within thirty (30) days of the Confirmation Date or be forever barred from enforcement or assertion in the Court or any other court.

      8.2 Classification of Rejection Claims. Any Claim arising out of the rejection of Executory Contracts shall be a Class 8 Claim.

                                   ARTICLE IX

                   EFFECT OF THIS PLAN ON CLAIMS AND INTERESTS

      9.1 Discharge

            (a) Scope. Except as otherwise provided in this Plan or in the Confirmation Order, in accordance with section 1141(d)(1) of the Bankruptcy Code, entry of the Confirmation Order acts as a discharge effective as of the Effective Date of all debts of, Claims against, liens on, and Interests in each of the Debtors, their assets, or properties, which debts, Claims, liens and Interests arose at any time before the Effective Date. The discharge of the Debtors shall be effective as to each Claim or Interest, regardless of whether a proof of Claim or Interest therefore was filed, whether the Claim or Interest is an Allowed Claim or Allowed Interest, or whether the holder thereof votes to accept this Plan. On and after the Effective Date, as to every discharged Claim and Interest, any holder of such Claim or Interest shall be precluded from asserting against any Debtor formerly obligated with respect to such Claim or Interest, or against such Debtors' assets or properties, any other or further Claim or Interest based upon any document, instrument, act, omission, transaction, or other activity of any kind or nature that occurred before the Effective Date.

            (b) Injunction. In accordance with section 524 of the Bankruptcy Code, the discharge provided by this section and section 1141 of the Bankruptcy Code, shall act, inter alia, as an injunction against the commencement or continuation of any action, employment of process or act to collect, offset or recover the Claims and Interests discharged hereby.

            (c) Release of Collateral. Except as otherwise provided under this
Plan: (i) the collateral agent for each holder of a Secured Claim, or if there is no such collateral agent for any holder of a Secured Claim, each such holder shall on the Effective Date: (x) turn over and release to the Reorganized Debtor (or its successor, as the case may be) any and all property of the relevant Debtor that secures or purportedly secures such Claim; and (y) execute such documents and instruments as such Reorganized Debtor requires to evidence such Claimant's release of such property; and (ii) on the Effective Date, all claims, right, title and interest in such property shall revert to the relevant Reorganized Debtor free and clear of all Claims and Interests, including, without limitation, liens, charges, pledges, encumbrances and/or security interests of any kind. No Distribution hereunder shall be made to or on behalf of any holder of such Secured Claim unless and until such holder or the collateral agent, as applicable, executes and delivers to the relevant Debtor or Reorganized Debtor such release of liens.

            (d) Applicability. Except as set forth in Sections 9.3 and 13.6 of this Plan, notwithstanding anything contained herein to the contrary, none of the provisions of this section shall be deemed applicable to any rights, claim, or cause of action, whether asserted or yet to be asserted, against any person or entity other than a Debtor.

      9.2 Revesting and Vesting Without in any way limiting the provisions of
Section 9.1(c) hereof, and subject to the provisions of Section 6.3 hereof, each of the Debtors shall, as a Reorganized Debtor continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law. Except as otherwise provided in this Plan, on the Effective Date all property comprising the Estates of each Debtor shall revest in the relevant Reorganized Debtor free and clear of all Claims, liens, charges, encumbrances and Interests of creditors and equity security holders (other than as expressly provided herein). As of the Effective Date, each Reorganized Debtor may operate its businesses and use, acquire and dispose of property and settle and compromise claims or interests without supervision of the Court free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan or the Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges it incurs for professional fees, disbursements, expenses, or related support services after the Confirmation Date without any application to the Court.

      9.3 Release of Primary Obligors. Except as otherwise provided under this Plan, effective as of the Effective Date, all holders of Claims against and Interests in any of the Debtors receiving, or entitled to receive, payments or Distributions pursuant to this Plan,in consideration for the promises and obligations of the Debtors under this Plan, shall be deemed to have waived and released all rights or Claims they had or might have had against any of the Debtors based upon any Claim against a Primary Obligor and any Claim that also gives rise to a Secondary Liability Claim. The release of the Debtors under this section acts as an injunction against the commencement or continuation of any action, employment of process or act to collect, offset or recover the claims released hereby.

      9.4 Compromise of Default-Rate Interest Claim and Release of Secured Lenders. If any holder of a Claim in Classes 3 or 4 (i) accepts this Plan in accordance with section 1126(c) of the Bankruptcy Code and (ii) indicates on its Ballot that it waives the right to assert that the Debtors and/or Scott is obligated under the respective Senior Secured Credit Agreement Documents, the Senior Secured Note Agreement Documents, and the Senior Secured Subordinated Note Documents (as applicable) to pay on and after the Petition Date through the Effective Date, the respective default rates specified therein to such holder, then, upon the Effective Date, each such holder (a) shall be paid the applicable default rate of interest set forth in the respective applicable documents for, in the case of a holder of a Class 3 Claim, the period from November 15, 1995 to, but not including, the Petition Date and, in the case of a holder of a Class 4 Claim, for the period from January 15, 1996 to, but not including, the Petition Date; and (b) and their respective officers, directors, employees, members and agents and any professional persons employed by any of them or acting on their behalf shall be released from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Bankruptcy Code), whether known or unknown, foreseen or unforeseen, existing or hereafter arising in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place before, on or after the Petition Date up to the Effective Date, in any way relating to their Claims and their activities in the Reorganization Cases, including any and all Claims of any party-in-interest arising from orders entered in the Reorganization Cases providing for the payment of interest in respect of any Claims prior to the Effective Date; provided, however, that the foregoing release shall not apply to
(i) any action or omission that constitutes actual fraud or criminal behavior, (ii) any agreement by such holder to be entered into pursuant to or in connection with this Plan intended to be in force on or after the Effective Date, or (iii) any obligation imposed by this Plan intended to be in force on or after the Effective Date. The Confirmation Order shall contain a permanent injunction to effectuate the release provided for in this Section.

      9.5 Retention and Enforcement of Claims. Except as otherwise provided in this Plan, or in any contract, instrument, release or other agreement entered into in connection with this Plan or by order of the Court, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce any claims, rights and causes of action under the Bankruptcy Code or any other applicable law. Each Reorganized Debtor or any successor to it may pursue those claims, rights and causes of action in accordance with what is in its best interests.

      9.6 Enforcement of Subordination Agreements. The Distributions to all classes of Claims pursuant to this Plan shall not be subject to levy, garnishment, attachment or other legal process by any other Claimant of another Class by reason of any claimed contractual subordination rights.

      9.7 Distributions of Cash. Except as otherwise provided in this Plan, at the option of Reorganized Scott, any Cash payment to be made by Reorganized Scott pursuant to this Plan may be made by check or wire transfer or as otherwise required or provided in the applicable agreements, provided, however, that all payments to the Pre-Petition Indenture Trustee shall be made by wire transfer.

      9.8 Claims and Interests Objections. Unless otherwise ordered by the Court, all Claims objections shall be filed and served on the applicable Claimant by ninety (90) days after the Effective Date or after a Claim is filed, whichever is later. After the Confirmation Date, only the Reorganized Debtors shall have the authority to file, settle, compromise, withdraw, or litigate to judgment objections to Claims. The Reorganized Debtors may settle or compromise any Disputed Claim, without Court approval and without notice to any party in interest.

      9.9 Claims Reserve for Disputed Claims.

            (a) Establishment of Reserve. The Debtors shall establish a claims reserve and reserve therein, in trust for the account of each holder of a Disputed Claim entitled to receive a Distribution of Cash and/or Reorganization Securities, as applicable, the Cash and/or Reorganization Securities which would otherwise be distributed to such holder under this Plan were such Disputed Claim an Allowed Claim; provided, however, that to the extent the Court shall determine that a good and sufficient Cash reserve or Reorganization Securities reserve for a Disputed Claim is less than the full amount of the Distribution with respect thereto, the Debtors shall reserve such lesser amount with respect to such Disputed Claim . The property so reserved for the holder of such Disputed Claim shall be distributed to such holder, only after and to the extent such Disputed Claim becomes a subsequently Allowed Claim.

            (b) Investment of Reserve Funds. All Cash held in such claims reserve shall be invested in such interest bearing accounts or obligations as the Debtors may determine from time to time with due regard for the need for liquidity to pay subsequently Allowed Claims.

            (c) Payments of Subsequently Allowed Claims. At such time as a Disputed Claim becomes a subsequently Allowed Claim in whole or in part by Final Order, any Cash Distributions due on account of such subsequently Allowed Claim shall promptly be released from the claims reserve and delivered to the holder of such subsequently Allowed Claim together with the portion of the interest allocable to such Distributions.

            (d) Return of Reserve to Debtor. The reserve allocable to the portion of such Disputed Claim (including the interest earned thereon) that is ultimately disallowed by Final Order shall be returned to the Debtors.

      9.10 Unclaimed Distributions. At the end of One (1) year following the date of Distribution to a holder of an Allowed Claim, the holders of Allowed Claims theretofore entitled to Unclaimed Property shall cease to be entitled thereto, and the Unclaimed Property in the claims reserve shall then be returned to the Debtors.

      9.11 Special Provisions Relating to Distributions to Holders of Public Subordinated Debentures.

      (a) As of the close of business on the Record Date for purposes of Distribution, the transfer ledger in respect of the Public Subordinated Debentures shall be closed, and Scott and the Pre-Petition Indenture Trustee shall have no obligations to recognize any transfer of the Public Subordinated Debentures after the Record Date. Scott and the Pre-Petition Indenture Trustee shall be entitled instead to recognize and deal for all purposes with respect to this Plan with only those holders of record stated on the transfer ledger maintained by the Pre-Petition Indenture Trustee for the Public Subordinated Debentures as of the close of business on the Record Date.

      (b) Any Distributions to which the holders of the Public Subordinated Debentures are entitled shall be made to the Pre-Petition Indenture Trustee for the benefit of the holders of the Public Subordinated Debentures in accordance with the provisions of this Plan.

      (c) If the Court does not approve the payment by Scott of compensation and expense reimbursement claims made by the Pre-Petition Indenture Trustee under the Pre-Petition Indenture, the Pre-Petition Indenture Trustee has advised Scott that it intends to withhold a portion of the Cash Distribution it receives on behalf of holders of Public Subordinated Debentures under this Plan until its compensation and expense reimbursement claims are satisfied in full pursuant to a lien for this purpose granted to the Pre-Petition Indenture Trustee under the Indenture. Consequently, amounts actually received by holders of the Public Subordinated Debentures may be less than the gross Distributions provided for under this Plan by the amount of Distributions applied by the Pre-Petition Indenture Trustee to its compensation and expense reimbursement claims.

      (d) No holder of Public Subordinated Debentures shall be entitled to receive any Distribution from the Pre-Petition Indenture Trustee respecting such Claim unless and until such holder shall have first either (i) surrendered or caused to be surrendered to such Pre-Petition Indenture Trustee the original debentures held by it or (ii) in the event that such holder is unable to surrender his original debenture because same has been lost, destroyed, stolen or mutilated, (1) furnished such Pre-Petition Indenture Trustee with an executed affidavit of loss and indemnity with respect thereto in form customarily utilized for such purposes that is reasonably satisfactory to such Pre-Petition Indenture Trustee and (2) provided to such Pre-Petition Indenture Trustee a bond in such amount and form as the Pre-Petition Indenture Trustee shall direct, sufficient to indemnify such Pre-Petition Indenture Trustee against any claim that may be made against such Pre-Petition Indenture Trustee on account of the alleged loss, theft or distribution of any such certificate or the distribution of property hereunder. The method and procedure to be followed for surrendering debenture certificates and for providing affidavits and bonds shall be prescribed by the Pre-Petition Indenture Trustee upon reasonable notice to holders of the Public Subordinated Debentures. Promptly upon surrender of such instruments, the Pre-Petition Indenture Trustee shall cancel such debentures and deliver such cancelled debentures to Reorganized Scott or otherwise dispose of such debentures in such manner as Reorganized Scott may reasonably request. In the event a holder of Public Subordinated Debentures fails to surrender its debenture certificate(s) or provide an affidavit and adequate bond on or before the first anniversary of the Effective Date, such holder shall be conclusively deemed to have forfeited its Distribution under this Plan, and all such property not claimed by such holder shall be returned to Reorganized Scott.

      (e) On the Effective Date, the Indenture shall, except as provided in this Plan, be deemed cancelled, terminated and of no further force or effect. Notwithstanding the foregoing, such cancellation of the Public Subordinated Debentures (x) shall not impair the rights of holders of the Public Subordinated Debentures to receive Distributions on account of such Claims pursuant to this Plan, (y) shall not impair the rights and duties under the Indenture as between the Pre-Petition Indenture Trustee, and the beneficiaries of the trust or arrangements created thereby, as set forth in the applicable provisions of the Indenture, including inter alia, the rights of the Pre-Petition Indenture Trustee to enforce its lien or (z) shall not impair Reorganized Scott's indemnification obligations under the Indenture. The Public Subordinated Debentures shall not be cancelled other than pursuant to this Section of this Plan and, until such cancellation, such debentures shall be evidence of the entitlement of the holder thereof to receive Distributions pursuant to this Plan.

                                    ARTICLE X

              NEW COMMON STOCK AND CORPORATE GOVERNANCE PROVISIONS
                          RELATING TO REORGANIZED SCOTT

      10.1 Articles or Certificates of Incorporation. Subject to Section 6.4 of this Plan, Reorganized Scott shall be reincorporated under the General Corporation Law of the State of Delaware.

      10.2 Issuance of New Common Stock. There shall be one thousand (1,000) share of New Class A Common Stock issued on the Effective Date, which stock shall be distributed to the Manager. There shall be twenty-four thousand (24,000) shares of New Class B Common Stock issued on the Effective Date, which stock shall be distributed to the Class 7 Claims. There shall be seventy-five thousand (75,000) shares of New Class C Common Stock issued on the Effective Date, which stock shall be distributed to the Class 6 Claims. At any time prior to the Effective Date, the Debtors and the Committee may alter the number of shares of New Class A Common Stock, New Class B Common Stock and New Class C Common Stock required to be issued hereunder as long as there shall be twenty-four (24) times the number of Class B shares issued as Class A shares issued and seventy-five (75) times the number of Class C shares issued as Class A shares.

      10.3 Voting Rights. Except for the election of directors as set forth in section 10.4 of this Plan, each share of New Class A Common Stock and New Class B Common Stock shall have ten (10) votes per share and each share of New Class C Common Stock shall have one (1) vote per share. All ordinary course decisions shall be made by a majority vote of the Board of Directors. An "Extraordinary Decision", as defined hereinafter, shall require the vote of four of the five directors. Extraordinary Decisions are (i) incurrence of significant additional debt, (ii) extraordinary capital expenditures not currently provided for in Reorganized Scott's projections, (iii) the declaration of any dividend, (iv) the commencement of a voluntary case under the Bankruptcy Code or any similar bankruptcy or insolvency proceeding and (v) the consent to an involuntary petition for relief under the Bankruptcy Code or any similar bankruptcy or insolvency proceeding. In addition, (a) any decision with respect to whether the New Management Agreement should be terminated as a result of a breach thereof, all decisions with respect to the selection of a new manager upon any such breach, and whether the New Management Agreement shall be renewed at the end of its term shall be made by the directors chosen by the holders of the New Class C Common Stock, and (b) any amendment to the corporate charter which would modify the corporate governance provisions set forth in this sentence (collectively, the "Special Provisions") will require the affirmative vote of the holders of the New Class C Common Stock voting as a separate class.

      10.4 Board of Directors. The board of directors of Reorganized Scott shall consist of five (5) directors. Two (2) of the initial directors shall be designated by the Committee and shall be deemed to be the directors chosen by the holders of the New Class C Common Stock. The other three (3) initial directors shall be designated by Scott which shall also designate which of such initial three directors shall be deemed to be the directors chosen by the holders of New Class A Common Stock and which shall be deemed to be the directors chosen by the holders of the New Class B Common Stock. After the Effective Date, directors shall be elected annually as follows: (a) the holders of the New Class A Common Stock voting as a separate class shall be entitled to elect two of five directors; (b) the holders of the New Class B Common Stock voting as a separate class shall be entitled to elect one of five directors; (c) the holders of the New Class C Common Stock shall be entitled to elect two of five directors.

      10.5 Compensation and Indemnifications of Directors. Each director shall receive a fee of $2,500 per month, provided however, that any director who is
(i) a member of the Committee (or an officer, employee or affiliate of such member) or (ii) an officer, employee or affiliate of the Manager or (iii) an officer, employee or affiliate of a holder of Junior Subordinated Note Documents, shall not receive any compensation from Reorganized Scott for serving as a director. All directors shall be reimbursed by Reorganized Scott for any actual out of pocket expense incurred in performing their duties as directors. Notwithstanding any other provision contained in this Plan, upon maturity of the New Restructured Second Secured PIK Notes, holders of the New Restructured Third PIK Notes that were issued to the holders of the Junior Subordinated Note Documents will receive an amount equal to eighty-five (85%) percent of the sum of (i) monies available for distribution to all holders of the New Restructured Third Secured PIK Notes plus (ii) compensation paid, if any, to the directors appointed by the holders of the New Class C Common Stock. The balance shall be paid to the holders of the New Restructured

Third Secured PIK Notes issued to the holders of the Public Subordinated Debt. All directors shall be indemnified by Reorganized Scott for certain acts and omissions as set forth in the Charter and Reorganized Scott shall obtain and maintain directors and officers liability insurance in the minimum amount of $5,000,000.

      10.6 Convertibility. The New Class C Common Stock shall automatically convert into New Class A Common Stock upon the earlier to occur of December 31, 1999 or a Transaction Event. Transaction Event means (i) the merger, consolidation, liquidation, reorganization or dissolution of Reorganized Scott,
(ii) the sale of all of the cable television systems currently owned by Scott, and (iii) any similar transaction including, without limitation, the reclassification of the capital stock of Reorganized Scott or the dividend or other distribution of any corporate asset to shareholders. Upon the conversion of the New Class C Common Stock and the selection of a new Board of Directors, the Special Provisions with respect to the Board of Directors identified in
Section 10.3 of this Plan shall also terminate.

      10.7 Transfer of Reorganization Securities. Except as provided in the New Management Agreement, the New Class A Common Stock shall not be transferable until the New Class C Common Stock converts into New Class A Common Stock. Beneficial ownership of the New Class C Common Stock shall only be transferable with the proportional share of the New Restructured Second Secured PIK Notes issued to holders of Allowed Class 6 Claims. To implement the provisions of the immediately preceding sentence, legal ownership of the New Class C Common Stock and the New Restructured Second Secured PIK Notes issued to holders of Allowed Class 6 Claims will be held by one or more trusts or depositories reasonably acceptable to the Debtors and the Committee, and the holders of Allowed Class 6 Claims will receive the negotiable certificates referred to in Sections 4.6(d) and (e) hereof.

      10.8 Registration of New Class A Common Stock. Unless prohibited by applicable securities law, Reorganized Scott will become a reporting company under the Securities Exchange Act of 1934 no later than ninety (90) days after the Effective Date by filing with the Securities and Exchange Commission a Registration Statement on Form 10 with respect to the New Class A Common Stock. Reorganized Scott will file the Form 10 no later than forty-five (45) days after the Effective Date and will diligently pursue having such Registration

Statement declared effective. Reorganized Scott will remain a reporting company and will file all SEC reports required of a reporting company at least until the New Restructured Second Secured PIK Notes are paid in full. Reorganized Scott will not file a Registration Statement with respect to the New Class C Common Stock or the New Restructured Second Secured PIK Notes prior to the date the New Class A Common Stock converts into New Class A Common Stock, unless required by applicable law.

      10.9 Charter Amendments. The Debtors' Charter will be amended as of the Effective Date to the extent necessary to (i) incorporate the provisions of
Article 10 of this Plan, (ii) authorize the issuance of the New Common Stock and
(iii) prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code.

                                   ARTICLE XI

               CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS PLAN

      11.1 Conditions Precedent. Each of the following conditions precedent must be satisfied or waived, as permitted, in order for the Effective Date to occur:

            (a) The Confirmation Order shall have been entered.

            (b) The Confirmation Order shall have become a Final Order, provided however, that the Debtors may waive this condition if no stay pending appeal is then in effect.

            (c) The Post-Confirmation Credit Facility shall have closed.

            (d) The New Management Agreement shall have been executed.

      11.2 Effect of Nonoccurrence of the Conditions to Effectiveness. If each of the conditions precedent to the Effective Date set forth in Section 11.1 of this Plan have not been satisfied or duly waived by January 31, 1997, the Confirmation Order will be vacated by the

Court, provided however, that the January 31, 1997 date may be extended to February 28, 1997 solely upon the consent of the Committee, and provided further that the February 28, 1997 date may be extended beyond February 28, 1997 solely upon the entry of an Order of the Court, after notice and a hearing. If the Confirmation Order is vacated pursuant to this section, this Plan shall be null and void in all respects, and nothing contained in the Plan shall: (a) constitute a waiver or release of any claims against or Interests in the Debtors; or (b) prejudice in any manner the rights of any of the Debtors, including (without limitation) the right to seek a further extension of the exclusivity periods under Section 1121(d) of the Bankruptcy Code.

                                   ARTICLE XII

                   POST-CONFIRMATION OPERATIONS AND MANAGEMENT

      12.1 Pre-Effective Date Management. Subject to the Debtors' obligations under the Bankruptcy Code, between the Confirmation Date and the Effective Date, management, control and operation of the Debtors shall continue to be the sole responsibility of the Debtors and the Debtors shall have the right to operate in the ordinary course of business without Court approval.

      12.2 New Management Agreement. Upon commencement of the New Management Agreement, the Manager shall make all decisions and supervise all actions with respect to the operation and management of Reorganized Scott's systems in accordance with the terms and conditions of the New Management Agreement.

                                  ARTICLE XIII

                            ADMINISTRATIVE PROVISIONS

      13.1 Retention of Jurisdiction. Notwithstanding confirmation of this Plan or the occurrence of the Effective Date, the Court shall retain exclusive jurisdiction for the following purposes:

            (a) Determination of the allowability of Claims and Interests upon objection to such Claims or Interests by a Debtor, the Reorganized Debtors, other successors to any of the Debtors, or any other party in interest and the validity, extent, priority and nonavoidability of consensual and nonconsensual liens and other encumbrances;

            (b) Determination of tax liability pursuant to section 505 of the Bankruptcy Code;

            (c) Approval, pursuant to section 365 of the Bankruptcy Code, of all matters related to the assumption, assumption and assignment, or rejection of any Executory Contract or unexpired lease of any of the Debtors;

            (d) Determination of requests for payment of Administrative Expenses entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of parties entitled thereto;

            (e) Resolution of controversies and disputes regarding the interpretation of this Plan;

            (f) Implementation of the provisions of this Plan and entry of orders in aid of confirmation and consummation of this Plan, including, without limitation, appropriate orders to protect the Debtors and their successors from actions by creditors and/or Interest holders of the Debtors or any of them and resolving disputes and controversies regarding property of the Estates and the Reorganized Debtors that is subject to restructuring negotiations on and after the Confirmation Date;

            (g) Modification of this Plan pursuant to section 1127 of the Bankruptcy Code;

            (h) Adjudication of any causes of action that arose preconfirmation or in connection with the implementation of this Plan, including avoidance actions, brought by a Debtor, Reorganized Debtors, other successors of any of the Debtors as the representative of the Debtors' Estates or a party in interest (as a representative of any Debtor's Estate);

            (i) Entry of a Final Order closing the Reorganization Cases;

            (j) Resolution of disputes concerning any Disputed claims reserve or the administration thereof and Claims for disputed Distributions;

            (k) The resolution of any disputes concerning whether a person or entity had sufficient notice of the Reorganization Cases, the applicable claims bar date, the hearing on the approval of the Disclosure Statement as containing adequate information, the hearing on the confirmation of this Plan for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose; and

            (l) To determine such other matters as may be set forth in the Confirmation Order or which may arise in connection with this Plan or the Confirmation Order.

      13.2 Governing Law. Except to the extent the Bankruptcy Code, Bankruptcy Rules, or other federal laws apply and except for Reinstated Claims governed by another jurisdiction's law, the rights and obligations arising under this Plan shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law.

      13.3 Corporate Action. The adoption of any new or amended and restated certificates of incorporation and by-laws of each Reorganized Debtor, the adoption, execution, and implementation of any employment agreement described in this Plan and the other matters provided for under this Plan involving the corporate or entity structure of any Debtor, Reorganized Debtor or corporate action, as the case may be, shall be deemed to have occurred and be effective as provided herein and shall be authorized and approved in all respects, without any requirement of further action by stockholders or directors of any of the Debtors or Reorganized Debtors, as the case may be. Without limiting the foregoing, the Reorganized Debtors shall be authorized, without any further act or action required, to issue all Reorganization Securities, any other securities and any instruments required to be issued hereunder.

      13.4 Effectuating Documents and Further Transactions. Each Debtor and Reorganized Debtor shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, releases, and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of this Plan.

      13.5 Grace Period. With the exception of the payments required to be made to the holders of Allowed Class 3 Claims and Allowed Class 4 Claims and to the Pre-Petition Indenture Trustee, the Reorganized Debtors shall have thirty (30) days to make any Distribution required to be made on the Effective Date without being in default thereof.

      13.6 Limitation of Liability. Neither the Debtors, the Reorganized Debtors, the Committee (including their members), the Secured Lenders, any of their respective officers, directors, employees or agents (acting in such capacity), nor any professional persons employed by any of them shall have or incur any liability to any entity for any action taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, confirmation, or consummation of this Plan, the Disclosure Statement, or any contract, release or other agreement or document created or entered into, or any other action taken or omitted to be taken in connection with this Plan; provided, however, that the provision of this section shall have no effect on the liability of any entity that would otherwise result from any action or omission to the extent that such action or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

      13.7 Successors and Assigns. The rights, benefits, and obligations of any person or entity named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor, or assign of such person or entity.

      13.8 Confirmation Order and Plan Control. To the extent of an inconsistency among the Confirmation Order, this Plan or the Disclosure Statement, this Plan controls the Disclosure Statement and the Confirmation Order controls this Plan.

      13.9 Committee. As of the Effective Date, the duties of the Committee will terminate, except with respect to any appeal of an order in these cases, fee applications, and any matters related to any proposed modifications to this Plan.

      13.10 Rules of Construction.

            (a) Undefined Terms. Any term used herein that is not defined herein shall have the meaning ascribed to any such term used in the Bankruptcy Code and/or the Bankruptcy Rules, if used therein.

            (b) Miscellaneous Rules. (i) The words "herein," "hereof," "hereunder," and other words of similar import refer to this Plan as a whole, not to any particular section, subsection, or clause, unless the context requires otherwise; (ii) whenever it appears appropriate from the context, each term stated in the singular or the plural includes the singular and the plural, and each pronoun stated in the masculine, feminine, or neuter includes the masculine, feminine, and the neuter; (iii) captions and headings to articles and sections of this Plan are inserted for convenience or reference only and are not intended to be a part or to affect the interpretation of this Plan; and (iv) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply, unless superseded herein or in the Confirmation Order.

Dated:  Stamford, Connecticut
        October 31, 1996
                                              Respectfully submitted,

                                              Ace-Central, Inc.


                                              By: /s/Bruce A. Armstrong
                                                  ------------------------------
                                                    Bruce A. Armstrong
                                              Title:  Chief Executive Officer


                                              Ace-East, Inc.


                                              By: /s/Bruce A. Armstrong
                                                  ------------------------------
                                                    Bruce A. Armstrong
                                              Title:  Chief Executive Officer


                                              Ace-South, Inc.


                                              By: /s/Bruce A. Armstrong
                                                  ------------------------------
                                                    Bruce A. Armstrong
                                              Title:  Chief Executive Officer


                                              Ace-Texas, Inc.


                                              By: /s/Bruce A. Armstrong
                                                  ------------------------------
                                                    Bruce A. Armstrong
                                              Title:  Chief Executive Officer


                                              Ace-U.S., Inc.


                                              By: /s/Bruce A. Armstrong
                                                  ------------------------------
                                                    Bruce A. Armstrong
                                              Title:  Chief Executive Officer

                                              Ace-West, Inc.


                                              By: /s/Bruce A. Armstrong
                                                  ------------------------------
                                                    Bruce A. Armstrong
                                              Title:  Chief Executive Officer


                                              Scott Cable Communications, Inc.


                                              By: /s/Bruce A. Armstrong
                                                  ------------------------------
                                                    Bruce A. Armstrong
                                              Title:  Chief Executive Officer


                                              BAER MARKS & UPHAM LLP
                                              Special Counsel for Debtors and
                                               Debtors in Possession

                                              By: /s/Larry D. Henin
                                                  ------------------------------
                                                    Larry D. Henin (LH-0437)
                                                    A Member of the Firm
                                              805 Third Avenue
                                              New York, New York 10022
                                              (212) 702-5700


                                              YOUNG, CONAWAY, STARGATT
                                                & TAYLOR
                                              Attorneys for Debtors and
                                               Debtors in Possession


                                              By: /s/Laura Davis Jones, Esq.
                                                  ------------------------------
                                                    Laura Davis Jones, Esq.
                                              Rodney Square North, 11th Floor
                                              Wilmington, Delaware 19899
                                              (302) 253-2234